Exhibit 99.1

Stereotaxis Reports Preliminary Fourth Quarter 2017 Revenue Results

•	Revenue of $7.6 million for the fourth quarter and $31.2 million for the full year 2017

•	Fourth quarter year-over-year revenue growth of 4% and procedure growth of 5%

ST. LOUIS, MO, January 8, 2018 — Stereotaxis, Inc. (OTCQX:STXS), the global leader in innovative robotic technologies for the treatment of cardiac arrhythmias, today announced preliminary revenue results for the fourth quarter of 2017.

Preliminary and unaudited revenue for the fourth quarter of 2017 is expected to be approximately $7.6 million, up 4% from the prior year fourth quarter. Recurring revenue generated from procedures and service contracts is expected to be $7.0 million, up 7% from the prior year fourth quarter. Recurring revenue benefited from an estimated 5% year-over-year growth in global procedures, with all major geographies contributing to the quarter’s acceleration in procedure growth. Procedures for the full year 2017 are expected to grow approximately 2% over the full year 2016, the first year of annual procedure growth since 2012.

“We continue to see the positive early impact of our initiatives focused on ensuring electrophysiologists build successful and growing robotic ablation practices,” said David Fischel, Chairman and CEO. “I am proud of our global team’s efforts, and we expect to establish additional commercial capabilities and processes in 2018. This commercial focus is complemented by a robust effort to deliver meaningful innovation. Successful implementation of these strategies should place Stereotaxis in a position to fulfill its potential as a highly differentiated robotic technology with significant clinical benefits to patients, physicians and hospitals in the large cardiac ablation market.”

This week, Stereotaxis representatives will meet with the investment community in San Francisco during the J.P. Morgan Healthcare Conference and will engage with the electrophysiology community at AF Symposium in Orlando. The financial results presented in this release are preliminary and unaudited, and actual results may differ. The Company expects to report audited full year 2017 financial results in March 2018.

About Stereotaxis

Stereotaxis is the global leader in innovative robotic technologies designed to enhance the treatment of arrhythmias and perform endovascular procedures. Its mission is the discovery, development and delivery of robotic systems, instruments, and information solutions for the interventional laboratory. These innovations help physicians provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced integration of procedural information. Over 100 issued patents support the Stereotaxis platform. The core components of Stereotaxis’ systems have received regulatory clearance in the United States, European Union, Japan, Canada, China, and elsewhere. For more information, please visit www.stereotaxis.com.

This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe”, “estimate”, “project”, “expect” or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, the Company’s ability to raise additional capital on a timely basis and on terms that are acceptable, its ability to continue to manage expenses and cash burn rate at sustainable levels, its ability to continue to work with lenders to extend, repay or refinance indebtedness, or to obtain additional financing, in either case on acceptable terms, continued acceptance of the Company’s products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase its systems and the timing of such purchases, competitive factors, changes resulting from healthcare reform in the United States, including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company’s periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company’s control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Stereotaxis Contacts:

David Fischel

Chairman and Chief Executive Officer

Martin C. Stammer

Chief Financial Officer

314-678-6100

investors@stereotaxis.com